Exhibit 10.9
620 Freedom Business Center
Suite 210
P.O. Box 61926
King of Prussia, PA 19406
Phone          (610) 205-6028
Email jpw@go2griffin.com
Fax (610) 371-7974
December 19, 2007
PRIVATE AND CONFIDENTIAL
Mr. Rollin P. Rissinger, Jr.
President
Lebanon Mutual Insurance Company
137 West Penn Avenue
P. O. Box 2005
Cleona, Pennsylvania 17042
Griffin MTS Partners LLP
111 North Sixth Street
Reading, Pennsylvania 19601
Gentlemen:
     This letter will serve as the engagement agreement (the “Agreement”) among Lebanon Mutual Insurance Company and any successor entities (the “Lebanon”), Griffin MTS Partners LLP (“Griffin MTS Partners” and together the “Companies”) and Griffin Financial Group LLC (“Griffin”). The Companies agree to employ Griffin to serve as their exclusive financial advisor in connection with the Companies’ expressed desire to pursue a transaction in which Lebanon would simultaneously adopt a plan of conversion from mutual to stock form (the “Plan of Conversion”) and enter into an investment agreement (the “Investment Agreement”) with Griffin MTS Partners pursuant to which Griffin MTS Partners, among other things, will agree to pay certain costs of Lebanon’s mutual to stock conversion and invest in the common stock of Lebanon or a holding company formed by Lebanon upon completion of the conversion (the “Transaction”).
Services of Griffin
     As financial advisor to the Companies, Griffin will provide the following services:
   1. Perform a detailed financial analysis of the Transaction;
   2. Perform due diligence, as we deem appropriate, on the Companies and the insurance industry;

Mr. Rollin P. Rissinger, Jr.
President
Lebanon Mutual Insurance Company
December 19, 2007
   3. Assist in connection with the preparation of a registration statement on Form S-1 to be filed with the Securities and Exchange Commission and regulatory applications to be filed with the Pennsylvania Insurance Department
   4. Assist in negotiating and structuring the Transaction;
   5. Assist in the preparation of proxy and stock offering materials to be distributed to Lebanon’s policyholders;
   6. Meet with Lebanon’s regulators, as necessary, and provide testimony at public hearings related to the Transaction;
   7. Provide financial advice throughout the Transaction;
   8. Assist in the closing of the Transaction; and
   9. Provide other necessary consultation, advice and services as needed consistent with its role as financial advisor with respect to the Transaction.
Company Responsibilities
     In performing the services described above, the Companies agree to furnish or cause to be furnished to Griffin such information as Griffin reasonably believes appropriate to the execution of the Transaction (all such information so furnished being the “Information”). The Companies represent that all Information furnished by the Companies or its agents will be complete and correct in all material respects, and that until the Transaction contemplated herein is consummated or terminated, the Companies will advise Griffin immediately of the occurrence of any event or any other change known by the Companies or their agents that results in the Information ceasing to be complete and correct in all material respects. The Companies also represent and warrant that any projections or forecasts that they provide to Griffin will be prepared in good faith and will be based upon assumptions that the management of the Companies believe, in light of the circumstances in which they are made, are reasonable. The Companies recognize and confirm that Griffin (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated hereby without having independently verified any of the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. Lebanon further acknowledges and agrees that Griffin MTS Partners is an affiliate of Griffin.
Fees
     Griffin’s fees shall be as follows:

Mr. Rollin P. Rissinger, Jr.
President
Lebanon Mutual Insurance Company
December 19, 2007
•	$25,000 payable by Lebanon upon execution of this agreement.

•	a success fee in the amount of $225,000, or such other amount as Griffin and Griffin MTS Partners may agree upon, payable solely by Griffin MTS Partners upon successful completion of the conversion of Lebanon from mutual to stock form.
     Griffin hereby acknowledges and agrees that except for the payment of the initial $25,000 retainer described above, Griffin will look solely to Griffin MTS Partners for payment of the success fee.
Indemnification
     The following provisions regarding indemnification, contribution and related matters have been agreed to by the Company and Griffin.
     1. Except as provided in the last sentence of this paragraph, Lebanon shall indemnify and hold harmless Griffin, and its partners, officers, agents, employees and affiliates (collectively, “indemnitees”) from and against all losses, claims, judgments, liabilities, costs, damages and expenses, including reasonable attorneys’ fees (collectively “Claims”), that Griffin may incur and which are based upon, or arise out of, any services that Griffin provides to the Companies as their agent and financial advisor in connection with the services that Griffin provides, pursuant to this Agreement. Lebanon shall defend any Claim asserted against Griffin through counsel reasonably satisfactory to Griffin, which with Griffin’s approval may be the Companies’ counsel. Lebanon shall pay Griffin’s fees and expenses, including counsel fees, as they are incurred in defending any such Claim, and Griffin shall repay Lebanon for any costs and expenses advanced by Lebanon pursuant to the preceding sentence, in a case where it has been determined in a final judgment by a court of competent jurisdiction (not subject to further appeal) that the Claim resulted from the gross negligence or willful misconduct of Griffin.
     2. If for any reason the foregoing indemnity is unavailable to the indemnitees or insufficient to hold them harmless, Lebanon shall contribute to the amount paid or payable by the indemnitees, as a result of the Claim in such proportion as is appropriate to reflect not only the relative benefits received by Lebanon on the one hand and the indemnitees on the other, but also the relative fault of Lebanon and the indemnitees, as well as any relevant equitable considerations. In no event shall the aggregate contribution of the indemnitees to all Claims exceed the amount of fees actually received by the indemnitees pursuant to this Agreement. The parties further agree that the relative benefits to Lebanon on the one hand and the indemnitees on the other with respect to any Transaction contemplated by this engagement letter shall be deemed in the same proportion as (a) the total value the Transaction bears to (b) the fees paid to Griffin with respect to the Transaction.
     3. Griffin shall not have any liability to Lebanon or any other person in connection with the services performed by Griffin pursuant to this Agreement (whether direct or indirect, in contract or tort or otherwise) except for any liability for losses, claims, damages or liabilities that is found in a final judgment

Mr. Rollin P. Rissinger, Jr.
President
Lebanon Mutual Insurance Company
December 19, 2007
by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or willful misconduct of Griffin.
     4. Lebanon shall not settle or compromise, or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought from Lebanon by Griffin or any other of the indemnitees (whether Griffin is an actual or potential party to the claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Griffin and all other indemnities from all liability arising out of the claim, action, suit or proceeding.
     5. The provisions hereof shall survive any termination or completion of the engagement set forth in this Agreement.
Arbitration
     Other than for actions seeking equitable relief or actions involving third parties, any controversies or claims arising out of or relating to this Agreement or its breach, construction or performance, whether such claims or controversies arose prior or subsequent to the date hereof between Griffin, Lebanon, and any present or former officer, director or employee of Griffin shall be settled by arbitration before, and only before, a panel situate in Harrisburg, Pennsylvania in accordance with the rules of the National Association of Securities Dealers, Inc. Any award by the arbitrators shall be final and binding upon the parties and judgment may be entered in any court. The provisions of this letter regarding indemnity and arbitration will survive any termination of this letter.
Term of Engagement and Timing
     This Agreement shall commence on the date hereof and shall extend for a period of eighteen months (“Initial Term”). The Initial Term will automatically renew for an additional six month period (the “Renewal Period”), unless either the Companies or Griffin serve the other party written notice 30 days prior to the end of the Initial Term. The Initial Term and any renewal thereof shall constitute the “Term.”
Confidentiality
     Griffin agrees to maintain the confidentiality of all Information provided to it by the Companies regarding the Companies or a Transaction, and shall not disclose any such Information to any person other than employees of Griffin. The obligations regarding confidential information received hereunder shall not apply to any such Information which: (a) is or becomes part of the public domain or is or becomes publicly available without breach hereof by Griffin, including, without limitation, information filed with the Pennsylvania Insurance Department, the SEC or any other court or regulatory body; or (b) is lawfully acquired by Griffin from a source not under any obligation to the Companies regarding disclosure of such Information and its release is expressly authorized by such source; or (c) is disclosed to any third party by or

Mr. Rollin P. Rissinger, Jr.
President
Lebanon Mutual Insurance Company
December 19, 2007
with the permission of the Companies without confidentiality restrictions; or (d) is developed by or on behalf of Griffin by individuals who have not received confidential information hereunder. Notwithstanding the foregoing, the Companies agree that Griffin has the right, following the closing of the Transaction, to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Companies hereunder.
Amendment
     Any amendment, modification or other change to this Agreement must be in writing and signed by both parties to be enforceable. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed rescinded or modified in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement shall remain in full force and effect.
Electronic Communications
     Griffin and our clients rely upon electronic communication such as e-mail and cellular telephones and faxes, tools and media (“Electronic Communications”) in day-to-day business communications. Because of their nature, Electronic Communications are not as secure as more traditional lines of communications, such as hard-wired telephones and faxes, U.S. Mail, or couriers. In the course of our representation of the Companies, Electronic Communications for all general information, requests, and otherwise are hereby authorized. The Companies understand that some risk exists that any and all Electronic Communications could be intercepted by an unauthorized third party, and the Companies accept that risk. For matters of particular sensitivity or for information that could be compromising or damaging to the Companies, the contact person who is working with us has the authority to consent specifically to the use of Electronic Communications for such matters. Griffin also shall consider all requests for, or communications of, information from the Companies by Electronic Communications as specific consent to respond by Electronic Communications.
     This Agreement shall be governed by the domestic internal laws of the Commonwealth of Pennsylvania, and shall inure to the benefit of Griffin and any successor company or assigns.

Mr. Rollin P. Rissinger, Jr.
President
Lebanon Mutual Insurance Company
December 19, 2007
     Please indicate your acceptance of and agreement to the foregoing by executing and returning the enclosed copy of this letter.
GRIFFIN FINANCIAL GROUP LLC

By:
Name:	Ernest J. Choquette
Title:	Managing Director
AGREED TO AND ACCEPTED BY:
LEBANON MUTUAL INSURANCE COMPANY

By:
Rollin P. Rissinger, Jr., President

Date:

GRIFFIN MTS PARTNERS LLC

By:

Date: